ChevronTexaco Corporation
Policy, Government and Public Affairs
Post Office Box 6078
San Ramon, CA 94583-0778
www.chevrontexaco.com

EXHIBIT 99.1

CHEVRONTEXACO ANNOUNCES SENIOR
EXECUTIVE APPOINTMENTS

     San Ramon, Calif., Dec. 9, 2004 — ChevronTexaco Corp. today announced the following senior executive appointments, which will be effective January 1, 2005.

     George Kirkland has been appointed to the position of Executive Vice President, Upstream. He will have responsibility for managing ChevronTexaco’s global exploration, production and gas activities.

     Replacing Kirkland as Vice President, ChevronTexaco Overseas Petroleum, is John Watson. He will become responsible for managing all exploration and production activities outside of North America.

     Replacing Watson as Vice President, Finance, and CFO is Steve Crowe. He will be responsible for the finance function worldwide, including comptroller, audit, treasury, tax and investor relations activities.

     Replacing Crowe as Vice President and Comptroller is Mark Humphrey. His responsibilities will encompass corporate-wide accounting, financial reporting and analysis, controls and actuarial functions. Humphrey is currently General Manager of ChevronTexaco’s Financial Services Center.

     Vice Chairman Peter Robertson will join Chairman and CEO Dave O’Reilly in the Office of the Chairman. The two will collaborate closely in overseeing the strategies and operations of the company. Robertson will assume direct responsibility for Strategic Planning, Policy, Government and Public Affairs and Human Resources, and will take on additional responsibilities associated with key commercial and government relationships.

     “Having Peter join me in this new role will allow both of us more time to focus on future opportunities for the company, as well as leverage the strength of our leadership team,” said Dave O’Reilly.

     Kirkland, 54, has served in numerous upstream leadership positions in Indonesia; Midland, Texas; Denver, San Francisco and Lagos, Nigeria. He joined Chevron as a construction engineer in New Orleans in 1974, and moved to Caltex Pacific Indonesia in 1978. After returning to the United

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     States and holding positions of increasing responsibility in Chevron operations in Midland, Denver and San Francisco, in 1990 Kirkland became Group Manager of Upstream Technology for Chevron Research and Technology Co.

     Kirkland was appointed General Manager of Production for Chevron Nigeria Ltd. in 1992, General Manager of Asset Management for Chevron Nigeria in 1996 and, later that year, Managing Director of Chevron Nigeria. He became President of Chevron U.S.A. Production Co. in January 2000, President of ChevronTexaco North America Exploration and Production in October 2001, and assumed his present position in January 2002.

     Watson, 48, joined Chevron Corp. in 1980 as a financial analyst on the M.B.A. Development Program and subsequently held various financial and analytical positions in the corporation and Chevron U.S.A. Inc. He was named manager of Investor Relations for the corporation in 1990. In 1993, he became manager of Credit Card Enterprises for Chevron U.S.A. (CUSA) Products Co., overseeing the company’s credit card operations. In 1995, he was named general manager, strategic planning and quality for CUSA, where he was responsible for developing business plans and strategies.

     Watson was appointed president of Chevron Canada Ltd. (CCL) in January 1996. Headquartered in Vancouver, B.C., CCL is a fully integrated manufacturing and marketing petroleum company and a wholly owned subsidiary of Chevron Corp. In February 1998, he was elected a vice president of Chevron Corp., responsible for strategic planning, which included mergers and acquisitions. He served as the ChevronTexaco merger integration executive and assumed his current position upon the formation of ChevronTexaco Corp., October 9, 2001.

     Crowe, 57, joined Chevron Corp. in 1972 as an analyst on the M.B.A. Development Program and has held positions of increasing responsibility in the company’s financial management. In 1990, he was appointed assistant comptroller of Chevron Corp. and was named Chevron Products Co.’s vice president of finance in 1992. In 1996, he was appointed Corporation Comptroller and was elected a corporate vice president of Chevron Corp. in 2000. He assumed his current position upon the formation of ChevronTexaco Corp. in October 2001.

     Humphrey, 52, joined Chevron Corp. in 1976 as an analyst on the M.B.A. Development Program, and then held positions of increasing responsibility in the Corporation Comptroller, Chevron Chemical, and Chevron USA organizations. In 1990, he was appointed Manager – Finance for Chevron Overseas Petroleum’s UK operations, and in 1993 Vice President – Finance for Chevron’s P&M Coal Company in Colorado. Since then he has held the positions of Manager — Financial Services Center, General Manager – Auditing and Vice President – Finance for Chevron Products Company. He assumed his current position in 1999.

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     Currently celebrating its 125th anniversary, ChevronTexaco Corp. is one of the world’s leading energy companies. With more than 47,000 employees, ChevronTexaco conducts business in approximately 180 countries around the world, producing and transporting crude oil and natural gas, and marketing and distributing fuels and other energy products. ChevronTexaco is based in San Ramon, Calif. More information on ChevronTexaco is available at www.chevrontexaco.com

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12/9/04 Contact:	Stan Luckoski	—	+1 925 842 2589